PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS RECORD SECOND QUARTER AND FIRST HALF EARNINGS

QUAKERTOWN, PA (28 July 2010) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank (the “Bank”), reported net income for the second quarter of 2010 of $1,963,000, or $0.63 per share on a diluted basis. This compares to $1,227,000, or $0.40 per share on a diluted basis, for the same period in 2009. For the six month period ended June 30, 2010, QNB reported net income of $3,789,000, or $1.22 per share on a diluted basis. This compares to net income of $2,321,000, or $0.75 per shared on a diluted basis, for the six month period ended June 30, 2009.

“We are very pleased to report record earnings for the quarter and the first six months of 2010,” said Thomas J. Bisko, President and Chief Executive Officer. “These strong financial results during these difficult economic times reflect the solid core operating performance of the Bank as evidenced by strong deposit and loan growth over the past year, coupled with an increased net interest margin. I am also pleased to report that the Company remains well capitalized by all regulatory standards. As always, we remain committed to meeting the credit and deposit needs of consumers and businesses in the communities we serve.”

Net interest income increased $1,115,000, or 21.0%, to $6,435,000 for the second quarter of 2010 compared to the second quarter of 2009 resulting from an increase in interest income of $190,000, or 2.1%, and a reduction in interest expense of $925,000, or 26.1%. Net interest income for the second quarter of 2010 also reflects an improvement of $411,000, or 6.8% when compared to the first quarter of 2010. The net interest margin increased to 3.74% for the second quarter of 2010 compared to 3.40% for the second quarter of 2009 and 3.64% for the first quarter of 2010. The improvement in net interest income and the net interest margin compared with both the second quarter of 2009 and the first quarter of 2010 primarily resulted from the impact of lower deposit costs somewhat offset by lower yields on loans and investment securities. The interest rate paid on interest bearing deposits declined by 81 basis points to 1.52% for the second quarter of 2010 compared to the second quarter of 2009 and decreased by 16 basis points when compared with the first quarter of 2010. The decline in the rate paid on deposits largely resulted from the repricing of time deposits at lower market rates. In addition to the continued decline in the cost of deposits, a change in the mix of deposits from higher-cost time deposits to lower-cost transaction accounts has also contributed to the increase in the net interest margin. The historically low level of treasury rates and the prime lending rate continue to impact the rates earned on loans and investment securities as well as the rates paid on deposits.

Average earning assets grew by $65,285,000, or 9.7%, with average loans increasing 9.7%, average investment securities increasing 6.1% and other earning assets (including interest-bearing deposits at the Federal Reserve Bank) increasing 257.3% when comparing the second quarter of 2010 to the same period in 2009. The growth in loans was mainly related to real estate secured commercial loans and to a lesser degree commercial and industrial loans and tax-exempt loans. The growth in the investment portfolio was primarily in high-quality U.S. Government agency, tax-exempt state and municipal securities and mortgage-backed and CMO securities. On the funding side, average deposits increased $70,937,000, or 12.0%, with average transaction accounts increasing 32.1%, or $83,417,000. The growth in interest-bearing checking accounts and savings accounts is largely due to the success of QNB’s two newest high-rate deposit products, QNB-Rewards Checking and Online eSavings. The Online eSavings account was introduced in the second quarter of 2009 and continues to experience significant growth. This product had balances totaling $42,253,000 as of June 30, 2010 compared to $31,625,000 at the end of March 2010.

Net interest income increased $2,058,000, or 19.8%, to $12,459,000 comparing the first six months of 2010 and 2009. Over this time period, average loans and investment securities increased 9.9% and 9.4%, respectively, and average total deposits increased 13.8%. The net interest margin for the first half of 2010 was 3.69% compared to 3.44% for the first half of 2009, with lower funding costs again being the primary factor in the improvement.

As a result of continued loan growth, higher than normal levels of net charge-offs, further increases in non-performing and delinquent loans and continued concerns over current economic conditions, QNB continues to closely monitor the quality of the loan portfolio and has increased the allowance for loan losses to reflect the changes in the portfolio. QNB recorded a provision for loan losses of $700,000 in the second quarter of 2010 and $1,400,000 for the first half of 2010. This compares to a provision of $500,000 for the second quarter of 2009 and $1,100,000 for the first half 2009. Net loan charge-offs were $48,000 for the quarter ended June 30, 2010 and $608,000 for the first half of 2010 compared with $136,000 for the second quarter of 2009 and $352,000 for the first half of 2009.

Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest, and restructured loans were $7,748,000, or 1.63% of total loans, at June 30, 2010, compared to $4,203,000, or 0.96% of total loans, at June 30, 2009 and $6,102,000, or 1.36% of total loans at December 31, 2009. Total delinquent loans, which include loans that are thirty days or more past due and non-accrual loans, increased to 2.46% of total loans at June 30, 2010, compared with 1.45% and 2.17% of total loans at June 30, 2009 and December 31, 2009, respectively. QNB’s non-performing loan and total delinquent loan ratios continue to compare favorably with the average for Pennsylvania commercial banks with assets between $500 million and $1 billion, as reported by the FDIC using March 31, 2010 data, the most recent available. The total non-performing loan and total delinquent loan ratios for the Pennsylvania commercial banks noted above were 2.62% and 3.71% of total loans, respectively, as of March 31, 2010.

QNB’s allowance for loan losses of $7,009,000 represents 1.48% of total loans at June 30, 2010 compared to an allowance for loan losses of $4,584,000, or 1.05% of total loans at June 30, 2009 and $6,217,000, or 1.38% of total loans at December 31, 2009. Other real estate owned and other repossessed assets were $40,000 at June 30, 2010 compared with $380,000 at June 30, 2009 and $67,000 at December 31, 2009.

Total non-interest income was $1,027,000 for the second quarter of 2010, a decrease of $40,000 compared with the same period in 2009. Gains on the sale of residential mortgages decreased $92,000 comparing these same periods. The low interest rate environment continues to result in mortgage refinancing activity although at a significantly lower level than early 2009. Net losses on investment securities increased $41,000. Partially offsetting these items was an increase of $58,000 in ATM and debit card income and a decrease of $66,000 in losses on the sale of other real estate owned and repossessed assets.

As noted previously, activity in the investment securities portfolio contributed $41,000 to the decrease in non-interest income. In the second quarter of 2010, there was a $1,000 gain recognized on the sale of several securities. This was offset by $68,000 of credit-related other-than-temporary impairment (OTTI) charges on two pooled trust preferred securities resulting in a net loss of $67,000 for the 2010 quarter. In the second quarter of 2009 investment securities activity resulted in a $26,000 net loss and included $134,000 of credit-related OTTI charges in the carrying value of holdings ($126,000 related to equity holdings and $8,000 related to one pooled trust preferred security) and $108,000 of gains realized on the sale of several equity securities.

Total non-interest income for the six month periods ended June 30, 2010 and 2009 was $2,159,000 and $1,800,000, respectively. Non-interest income for the first half of 2010, excluding net investment securities gains of $69,000, totaled $2,090,000 compared to $2,080,000 for the first half of 2009, excluding net investment securities losses of $280,000. Net securities gains for 2010 include credit-related OTTI charges of $226,000 on three pooled trust preferred securities and net gains of $295,000 on the sale of investments, primarily equity securities. The net securities losses for 2009 include a $515,000 charge related to OTTI in the carrying value of holdings in the equity investment portfolio and an $8,000 OTTI charge on one of the Company’s pooled trust preferred securities. These charges were partially offset by realized gains of $243,000 on the sale of equity securities and several higher-yielding corporate bonds sold to reduce credit risk in the portfolio. A slowdown in residential mortgage activity for the first six months of 2010 resulted in gains on sales of residential mortgage loans decreasing $185,000 to $217,000. Increases in merchant income, ATM and debit card income contributed $120,000 in additional non-interest income when comparing the six-month periods. Losses on the sale of other real estate owned and repossessed assets decreased $101,000 when comparing the six-month periods.

Total non-interest expense was $4,241,000 for the second quarter of 2010, a decrease of $143,000 from the second quarter of 2009. The largest contributing factor to the decline in non-interest expense was FDIC insurance premium expense which decreased $282,000, to $257,000, comparing the second quarter of 2010 to 2009. The higher expense in 2009 was primarily the result of the special assessment levied on all insured institutions by the FDIC in order to replenish its Deposit Insurance Fund. QNB’s portion of the special assessment was $332,000. Significant growth in deposits combined with a slightly higher assessment rate has resulted in an increase in the ongoing quarterly assessment expense. Partially offsetting the decrease in noninterest expense resulting from FDIC insurance premiums were increases in salary and benefit expense of $89,000, or 4.3%. An increase in payroll and related taxes and higher medical premium expense were the primary contributors.

Total non-interest expense was $8,359,000 for the six month period ended June 30, 2010. This represents an increase of $46,000 from the same period in 2009. Increased salary and employee benefits expense of $148,000, or 3.6%, and higher third-party services, including legal and consulting expense, which increased $66,000 were offset by lower FDIC premiums of $221,000.

QNB Corp. offers commercial and retail banking services through the nine banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Assets	$776,115	$770,881	$762,426	$728,225	$717,735
Investment securities (AFS & HTM)	264,719	266,104	260,209	253,779	241,277
Loans receivable	474,678	456,217	449,421	437,460	435,521
Allowance for loan losses	(7,009)	(6,357)	(6,217)	(5,573)	(4,584)
Net loans	467,669	449,860	443,204	431,887	430,937
Deposits	657,970	662,371	634,103	604,159	600,954
Demand, non-interest bearing	59,235	55,537	53,930	50,113	57,140
Interest-bearing demand, money market and savings	281,448	282,205	259,077	227,797	212,893
Time	317,287	324,629	321,096	326,249	330,921
Short-term borrowings	34,059	21,831	28,433	26,819	22,843
Long-term debt	20,000	25,000	35,000	35,000	35,000
Shareholders' equity	61,128	58,224	56,426	57,434	53,808

Asset Quality Data (Period End)
Non-accrual loans	$7,180	$3,664	$3,086	$2,592	$1,991
Loans past due 90 days or more and still accruing	62	14	759	683	280
Restructured loans	506	2,217	2,257	1,924	1,932
Non-performing loans	7,748	5,895	6,102	5,199	4,203
Other real estate owned and repossessed assets	40	51	67	127	380
Non-accrual pooled trust preferred securities	1,539	986	863	959	-
Non-performing assets	$9,327	$6,932	$7,032	$6,285	$4,583

Allowance for loan losses	$7,009	$6,357	$6,217	$5,573	$4,584

Non-performing loans / Loans	1.63%	1.29%	1.36%	1.19%	0.96%
Non-performing assets / Assets	1.20%	0.90%	0.92%	0.86%	0.64%
Allowance for loan losses / Loans	1.48%	1.39%	1.38%	1.27%	1.05%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the six months ended,
For the period:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09	6/30/10	6/30/09

Interest income	$9,049	$8,828	$8,937	$8,946	$8,859	$17,877	$17,485
Interest expense	2,614	2,804	3,164	3,419	3,539	5,418	7,084
Net interest income	6,435	6,024	5,773	5,527	5,320	12,459	10,401
Provision for loan losses	700	700	1,550	1,500	500	1,400	1,100
Net interest income after provision for loan losses	5,735	5,324	4,223	4,027	4,820	11,059	9,301
Non-interest income:
Fees for services to customers	406	405	455	470	423	811	818
ATM and debit card	314	271	269	263	256	585	484
Net (loss) gain on investment securities available-for-sale	(67)	136	476	(650)	(26)	69	(280)
Other	374	320	371	431	414	694	778
Total non-interest income	1,027	1,132	1,571	514	1,067	2,159	1,800
Non-interest expense:
Salaries and employee benefits	2,167	2,137	2,254	2,115	2,078	4,304	4,156
Net occupancy and furniture and fixture	648	651	656	614	644	1,299	1,293
FDIC insurance premiums	257	254	244	235	539	511	732
Other	1,169	1,076	1,193	962	1,123	2,245	2,132
Total non-interest expense	4,241	4,118	4,347	3,926	4,384	8,359	8,313
Income before income taxes	2,521	2,338	1,447	615	1,503	4,859	2,788
Provision (benefit) for income taxes	558	512	212	(56)	276	1,070	467
Net income	$1,963	$1,826	$1,235	$671	$1,227	$3,789	$2,321

Share and Per Share Data:
Net income - basic	$0.63	$0.59	$0.40	$0.22	$0.40	$1.22	$0.75
Net income - diluted	$0.63	$0.59	$0.40	$0.22	$0.40	$1.22	$0.75
Book value	$19.67	$18.79	$18.24	$18.59	$17.42	$19.67	$17.42
Cash dividends	$0.24	$0.24	$0.24	$0.24	$0.24	$0.48	$0.48
Average common shares outstanding - basic	3,099,852	3,094,534	3,090,868	3,089,382	3,084,824	3,097,208	3,099,198
Average common shares outstanding - diluted	3,113,467	3,102,503	3,099,614	3,097,422	3,095,836	3,107,683	3,109,613

Selected Ratios:
Return on average assets	1.02%	0.99%	0.66%	0.37%	0.70%	1.01%	0.68%
Return on average shareholders' equity	13.83%	13.31%	8.92%	4.84%	9.04%	13.58%	8.60%
Net interest margin (tax equivalent)	3.74%	3.64%	3.42%	3.38%	3.40%	3.69%	3.44%
Efficiency ratio (tax equivalent)	53.48%	54.20%	55.92%	60.71%	64.55%	53.83%	63.93%
Average shareholders' equity to total average assets	7.39%	7.42%	7.37%	7.57%	7.75%	7.41%	7.95%
Net loan charge-offs	$48	$560	$906	$511	$136	$608	$352
Net loan charge-offs (annualized) / Average loans	0.04%	0.50%	0.82%	0.47%	0.13%	0.13%	0.08%

Balance Sheet (Average)
Assets	$769,539	$749,547	$745,551	$727,152	$702,665	$759,598	$684,454
Investment securities (AFS & HTM)	258,226	252,439	252,742	252,432	243,487	255,348	233,463
Loans receivable	466,100	451,064	439,534	436,926	424,694	458,624	417,447
Deposits	662,048	640,790	622,772	608,660	591,111	651,478	572,587
Shareholders' equity	56,905	55,635	54,956	55,030	54,441	56,274	54,422

Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com